Exhibit 15.4

PETROCHINA CANADA LTD.

ABBREVIATED SEC RESERVES REPORT

Effective December 31, 2019

1192248

SEC ABBREVIATED RESERVES REPORT

January 30, 2020 19:54:23

January 2, 2020 Project 1192248

Mr. Michael Fox

PetroChina Canada Ltd.

2700, 707 – 5th Street S.W.

Calgary, Alberta T2P 1V8

Dear Sir:

Re:	PetroChina Canada Ltd.
Corporate Evaluation (SEC)
Effective December 31, 2019

GLJ Petroleum Consultants (GLJ) has completed an independent reserves assessment and evaluation of the oil and gas properties of PetroChina Canada Ltd. (the “Company”). The effective date of this evaluation is December 31, 2019. Properties included in this evaluation are:

•	PetroChina Canada Ltd. Properties

¡	Duvernay Joint Venture

¡	Groundbirch Joint Venture

¡	MacKay Insitu

•	CNPC International Properties

¡	Lone Rock (Sask)

¡	Drumheller

¡	Twining

GLJ has prepared the reserves estimates utilizing reserves definitions contained in National Instrument 51-101 (NI 51-101) and following standards set out in the Canadian Oil and Gas Evaluation Handbook (COGEH) as required for securities reporting in Canada. Proved reserves definitions provided in NI 51-101 are similar to the U.S. SEC Reg. S-X (SEC) definitions, and guidance provided in COGEH is generally in keeping with SEC guidelines. Economic forecasts provided herein have been prepared using the SEC mandated average of previous 12 months first-day-of-the-month constant product pricing guidelines. For the subject evaluation, the application of the SEC definitions would cause no change to the proved reserves and economic forecasts prepared following COGEH using the SEC constant product prices. Accordingly, the constant pricing proved reserves estimates and economic forecasts are considered appropriate for U.S. reporting purposes.

Please note that the reserves information provided herein is an abbreviated version of the PetroChina Canada Ltd. Corporate 2019 Year End SEC Reserves Report, as dated January 2, 2020. For further details regarding the reserves contained herein, please refer to the comprehensive SEC reserves report. Details of reserves as included may not be appropriate for use in disclosure or reporting.

4100, 400 - 3rd Ave SW Calgary, AB, Canada T2P 4H2 | tel 403-266-9500 | gljpc.com

It was GLJ’s primary mandate in this evaluation to provide an independent evaluation of the oil and gas reserves of the Company in aggregate. Accordingly, it may not be appropriate to extract individual property or entity estimates for other purposes. Our engagement letter notes these limitations on the use of this report.

It is trusted that this evaluation meets your current requirements. Should you have any questions regarding this analysis, please contact the undersigned.

Yours very truly,

GLJ PETROLEUM CONSULTANTS LTD.

Trisha S. MacDonald, P. Eng.

Manager, Engineering

TSM/memd

Attachments

INDEPENDENT PETROLEUM CONSULTANTS’ CONSENT

The undersigned firm of Independent Petroleum Consultants of Calgary, Alberta, Canada has prepared an independent evaluation of the PetroChina Canada Ltd. (the “Company”) Canadian oil and gas properties and hereby gives consent to the use of its name and to the said estimates. The effective date of the evaluation is

December 31, 2019.

In the course of the evaluation, the Company provided GLJ Petroleum Consultants Ltd. personnel with basic information which included land data, well information, geological information, reservoir studies, estimates of on-stream dates, contract information, current hydrocarbon product prices, operating cost data, capital budget forecasts, financial data and future operating plans. Other engineering, geological or economic data required to conduct the evaluation and upon which this report is based, were obtained from public records, other operators and from GLJ Petroleum Consultants Ltd. nonconfidential files. The Company has provided a representation letter confirming that all information provided to GLJ Petroleum Consultants Ltd. is correct and complete to the best of its knowledge. Procedures recommended in the Canadian Oil and Gas Evaluation (COGE) Handbook and SPE-PRMS to verify certain interests and financial information were applied in this evaluation. In applying these procedures and tests, nothing came to GLJ Petroleum Consultants Ltd.’s attention that would suggest that information provided by the Company was not complete and accurate. GLJ Petroleum Consultants Ltd. reserves the right to review all calculations referred to or included in this report and to revise the estimates in light of erroneous data supplied or information existing but not made available which becomes known subsequent to the preparation of this report.

The accuracy of any reserves and production estimate is a function of the quality and quantity of available data and of engineering interpretation and judgment. While reserves and production estimates presented herein are considered reasonable, the estimates should be accepted with the understanding that reservoir performance subsequent to the date of the estimate may justify revision, either upward or downward.

Revenue projections presented in this report are based in part on forecasts of market prices, currency exchange rates, inflation, market demand and government policy which are subject to many uncertainties and may, in future, differ materially from the forecasts utilized herein. Present values of revenues documented in this report do not necessarily represent the fair market value of the reserves evaluated herein.

PERMIT TO PRACTICE
GLJ PETROLEUM CONSULTANTS LTD.
Signature:

Date:	January 2, 2020

PERMIT NUMBER: P 2066
The Association of Professional Engineers and Geoscientists of Alberta

INTRODUCTION

GLJ Petroleum Consultants (GLJ) was commissioned by PetroChina Canada Ltd. (the “Company”) to prepare an independent evaluation of its oil and gas reserves effective December 31, 2019.

The evaluation was initiated in July 2019 and completed by January 2020. Estimates of reserves and projections of production were generally prepared using well information and production data available from public sources to approximately October 31, 2019. The Company provided land, accounting data and other technical information not available in the public domain to approximately December 19, 2019. In certain instances, the Company also provided recent engineering, geological and other information up to December 19, 2019. The Company has confirmed that, to the best of its knowledge, all information provided to GLJ is correct and complete as of the effective date.

This evaluation has been prepared in accordance with procedures and standards contained in the Canadian Oil and Gas Evaluation (COGE) Handbook, which are considered to be generally consistent with those outlined in SPE-PRMS. The reserves definitions used in preparing this report (included herein under “Reserves Definitions”) are those contained in the SEC Reserves Definitions from excerpts S-X210.4-10 and those as detailed in SPE-PRMS (published in 2018).

The evaluation was conducted on the basis of the first day posted prices in each of the 12 months of the Company’s fiscal year as summarized in the Product Price and Market Forecasts section of this report.

Tables summarizing production, royalties, costs, revenue projections, reserves and present value estimates for various reserves categories for individual properties and the Company total are provided in the tabbed sections of this Summary Report.

The Evaluation Procedure section outlines general procedures used in preparing this evaluation. The individual property reports, provided under separate cover, provide additional evaluation details. The following summarizes evaluation matters that have been included/excluded in cash flow projections:

•

provisions for the abandonment and reclamation of all of the Company’s existing and future wells to which reserves have been attributed have been included; all other abandonment and reclamation costs have not been included,

•

carbon taxes associated with greenhouse gas emissions as part of the Canadian Federal Greenhouse Gas Pollution Pricing Act, Alberta Climate Change and Emissions Management Act’s Technology Innovation and Emissions Reduction Regulation, British Columbia Carbon Tax Act and Saskatchewan Oil and Gas Emission Management Regulations have been included. Carbon taxes have been included as operating costs based on historical carbon tax payments and forecast carbon tax estimates provided by the Company.

Economic forecasts are provided on an after tax basis including tax pools provided by the Company in the “Evaluation Procedure” section.

The preparation of an evaluation requires the use of judgment in applying the standards and definitions contained in SEC Reserves Definitions from excerpts S-X210.4-10 and those as detailed in SPE-PRMS (published in 2018). GLJ has applied those standards and definitions based on its experience and knowledge of industry practice. While GLJ believes that the reserves data set forth in this evaluation have, in all material respects, been determined and are in accordance with these guidelines, because the application of the standards and definitions contained in the SPE-PRMS and SEC Reserves Definitions require the use of judgment there is no assurance that the applicable securities regulator(s) will not take a different view as to some of the determinations in the evaluation.

Table 1
Company:	PetroChina Canada Ltd.		Reserve Class:	Various
Property:	Corporate		Development Class:	Classifications
Description:	After Tax Analysis (SEC)		Pricing:	SEC 2019-Dec-31 Posted (12 Month Avg.)
			Effective Date:	December 31, 2019

Summary of Reserves and Values

	Proved Producing	Proved Developed Non-Producing	Proved Undeveloped	Total Proved Non-Producing	Total Proved
MARKETABLE RESERVES
Light & Medium Oil (Mbbl)
Total Company Interest	10	0	0	0	10
Working Interest	10	0	0	0	10
Net After Royalty	10	0	0	0	10
Heavy Oil (Mbbl)
Total Company Interest	13	0	0	0	13
Working Interest	13	0	0	0	13
Net After Royalty	12	0	0	0	12
Tight Oil (Mbbl)
Total Company Interest	72	0	0	0	72
Working Interest	72	0	0	0	72
Net After Royalty	69	0	0	0	69
Total Oil (Mbbl)
Total Company Interest	95	0	0	0	95
Working Interest	95	0	0	0	95
Net After Royalty	91	0	0	0	91
Shale Gas (MMcf)
Total Company Interest	145,418	4,341	131,658	136,000	281,417
Working Interest	145,418	4,341	131,658	136,000	281,417
Net After Royalty	137,055	4,165	125,075	129,241	266,296
Total Sales Gas (MMcf)
Total Company Interest	145,418	4,341	131,658	136,000	281,417
Working Interest	145,418	4,341	131,658	136,000	281,417
Net After Royalty	137,055	4,165	125,075	129,241	266,296
Natural Gas Liquids (Mbbl)
Total Company Interest	10,028	84	18,846	18,930	28,958
Working Interest	10,028	84	18,846	18,930	28,958
Net After Royalty	8,189	67	17,904	17,971	26,160
Oil Equivalent (Mboe)
Total Company Interest	34,360	807	40,789	41,597	75,956
Working Interest	34,360	807	40,789	41,597	75,956
Net After Royalty	31,123	761	38,750	39,511	70,634
BEFORE TAX PRESENT VALUE (M$)
0%	303,001	3,207	542,384	545,590	848,591
5%	257,072	2,501	319,359	321,861	578,933
8%	235,728	2,192	235,890	238,082	473,810
10%	223,536	2,021	193,337	195,358	418,894
12%	212,706	1,872	158,533	160,405	373,112
15%	198,600	1,683	117,316	118,999	317,599
20%	179,539	1,435	68,916	70,351	249,890
AFTER TAX PRESENT VALUE (M$)
0%	303,001	3,207	542,384	545,590	848,591
5%	257,072	2,501	319,359	321,861	578,933
8%	235,728	2,192	235,890	238,082	473,810
10%	223,536	2,021	193,337	195,358	418,894
12%	212,706	1,872	158,533	160,405	373,112
15%	198,600	1,683	117,316	118,999	317,599
20%	179,539	1,435	68,916	70,351	249,890

BOE Factors:	HVY OIL	1.0	RES GAS	6.0	PROPANE	1.0	ETHANE	1.0
	COND	1.0	SLN GAS	6.0	BUTANE	1.0	SULPHUR	0.0

Run Date: January 22, 2020 13:58:23

1192248            Class (A,B1,B2,B,C), SEC 2019-Dec-31 Posted (12 Month Avg.), psum

January 29, 2020 12:47:51